SUB-MANAGEMENT AGREEMENT

This SUB-MANAGEMENT AGREEMENT (“Agreement”) is made effective as of the 27th day of January, 2014 (“Effective Date”) by and between AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC, a Delaware limited liability company, with an address at 405 Park Avenue, New York, New York 10022 (“Manager”), and CRESTLINE HOTELS & RESORTS, LLC, a Delaware limited liability company, with its principal place of business at 3950 University Drive, Suite 301, Fairfax, Virginia 22030 (“Sub-Manager”).

RECITALS:

WHEREAS, ARC HOSPITALITY TRS STATFORD, LLC, a Delaware limited liability company (“TRS”), holds leasehold title of certain real property located at 6905 Main Street, Stratford, CT 06614, more particularly described on Exhibit A, attached to this Agreement and made a part hereof, on which is a 135-room building operating under the trade name Homewood Suites by Hilton Stratford (the “Hotel”);

WHEREAS, pursuant to that certain Management Agreement dated 27th day of January, 2014, by and between Manager and TRS (the “Management Agreement”), TRS has engaged Manager to operate the Hotel and represent its interests with respect to the Hotel in accordance with the Management Agreement; and

WHEREAS, Manager desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Sub-Manager and to have the Sub-Manager undertake the duties and responsibilities hereinafter set forth, on behalf of Manager, and subject to the supervision of TRS, all as provided herein; and

WHEREAS, the Sub-Manager is willing to undertake such duties and responsibilities, subject to the supervision of TRS, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

ARTICLE I

Definitions

Capitalized and other terms that are defined in the Management Agreement but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Management Agreement, a copy of which is attached hereto as Exhibit B.

“Affiliate” means any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” shall have the meaning set forth in the Preamble.

“Base Management Fee” shall have the meaning set forth in Section 5.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“Franchise Agreement” shall have the meaning set forth in the Management Agreement.

“Hotel” shall have the meaning set forth in the Recitals.

“Management Agreement” shall have the meaning set forth in the Recitals.

“Manager” shall have the meaning set forth in the Preamble.

“TRS” shall have the meaning set forth in the Recitals.

“Party” or “Parties” refer to Manager or the Sub-Manager or both, as the case may be.

“Sub-Management Fee” shall have the meaning set forth in Section 5.1.

“Sub-Manager” shall have the meaning set forth in the Preamble.

ARTICLE II

Appointment

Manager, pursuant to its authority to delegate all of its rights and powers to manage and operate the Hotel to the Sub-Manager pursuant to Section 19.01 A of the Management Agreement, hereby appoints the Sub-Manager to serve as Sub-Manager for the Hotel and to perform all of the duties, and to assume all of the rights, set forth in the Management Agreement on behalf of the Manager in accordance with this Agreement. Sub-Manager hereby accepts such appointment. Manager delegates, and the Sub-Manger agrees to perform, all of the duties of Manager set forth in the Management Agreement, all on the terms and subject to the conditions set forth in this Agreement.

ARTICLE III

Duties of Sub-Manager

Under the Management Agreement and this Agreement, Manager and Sub-Manager, as applicable, are responsible for managing, operating, directing and supervising the operations and administration of the Hotel. Consistent with Article II hereof, Sub-Manager undertakes to use commercially reasonable efforts to manage and operate the Hotel in accordance with the standards set forth in the Management Agreement, including , without limitation, compliance with the Franchise Agreement as described in Section 1.04 and Article X of the Management Agreement. Subject to the limitations set forth in this Agreement and the Management Agreement, the Sub-Manager shall perform all of the Manager duties set forth in the Management Agreement (a copy of which is attached hereto as Exhibit B), which duties are incorporated herein by reference as if fully set forth herein.

ARTICLE IV

Manager’s Duties

Manager agrees that it shall use its best efforts to obtain from TRS any required consents and/or approvals, so that Sub-Manager shall not be hindered in its performance of its responsibilities hereunder. Additionally, Manager agrees that it will enforce its rights against TRS, as set forth in the Management Agreement, for any of TRS’s breaches thereunder, including, without limitation, TRS’s failure to reimburse Manager and Sub-Manager for expenses or adequately capitalizing the Hotel as required in the Management Agreement.

ARTICLE V

Assignment of Payments

As compensation for the services provided pursuant to this Agreement, Manager hereby assigns payments as follows:

5.1           Base Management Fees. Manager hereby agrees to a base sub-management fee (the “Sub-Management Fee”) of 3.25%of the Gross Revenues for each Accounting Period, which shall be paid out of the Manager’s Base Management Fee as set forth in Section 6.01 A of the Management Agreement (the “Base Management Fee”). Sub-Manager shall be entitled to retain such Sub-Management Fee from the Gross Revenues in accordance with Section 6.01 A of the Management Agreement, provided Sub-Manager remits the remaining 0.75% percent of the Base Management Fee to Manager within twenty (20) days after the close of each Accounting Period.

5.2           Incentive Management Fees. Manager hereby assigns its right to receive from TRS an Incentive Fee, if any, pursuant to Section 6.01 B of the Management Agreement.

5.3           Expense Reimbursements. Manager hereby assigns its right to receive direct payment from TRS of expense reimbursements Sub-Manager incurs on behalf of TRS or in connection with the services Sub-Manager provides to TRS pursuant to this Agreement and the Management Agreement.

ARTICLE VI

Relationship of the Parties

Manager and the Sub-Manager are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Manager or Sub-Manager from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other persons or entities and the management of other properties, owned or managed by Manager or Sub-Manager, respectively, or any of their Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, member, partner, employee or equityholder of Manager or Sub-Manager or their Affiliates to engage in or earn fees from any other business or to render services of any kind to any other person or entity. Each of Manager and the Sub-Manager shall promptly disclose to TRS the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or which would reasonably result in a conflict of interest between its obligations to TRS and its obligations to or its interest in any other persons or entities.

ARTICLE VII

Representations and Warranties

7.1         Representations and Warranties of the Parties. The Manager and the Sub-Manager each hereby represents and warrants to, and agrees with, the other as follows:

(A)         Such Party is duly formed and validly existing under the laws of the jurisdiction of its organization;

(B)         Such Party has full power and authority to enter into this Agreement and to conduct its business to the extent contemplated in this Agreement;

(C)         This Agreement has been duly authorized, executed and delivered by such Party and constitutes the valid and legally binding agreement of such Party, enforceable in accordance with its terms against such Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, and by general equitable principles;

(D)         The execution and delivery of this Agreement by such Party and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate to which such Party is a party or by which it is bound or to which its properties are subject or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Party is subject;

(E)         Such Party is not aware of any facts pertaining to such Party or its Affiliates that would cause such Party, or any of such Party’s Affiliates, to be unable to discharge timely the obligations of such Party or its Affiliates under this Agreement or the obligations of TRS under any agreement to which any of them is a party;

(F)         To the knowledge of such Party, no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Party is required for the execution and delivery of this Agreement by such Party and the performance of its obligations and duties hereunder and such execution, delivery and performance shall not violate any other agreement to which such Party is bound;

(G)         Except as specifically provided in this Agreement, such Party is not relying upon the other Party, TRS or their respective Affiliates or advisors, in connection with any of the matters referred to in this Agreement, including any projections, information, due diligence, representations or warranties (express or implied, oral or written), statements or other matters concerning TRS, the other Party, or otherwise, and each Party hereby confirms that it has conducted an independent investigation of the facts regarding the same (or has chosen not to do so at such Party’s peril);

(H)         The Party is not acting as the representative or agent or in any other capacity, fiduciary or otherwise, on behalf of another person or entity in connection with TRS or the other matters referred to in this Agreement;

(I)         Such Party is aware that compensation and reimbursements may be payable to Affiliates of the Parties by TRS, as addressed in this Agreement and the Management Agreement;

(J)         Such Party understands that the other Party is relying on the accuracy of the representations set forth in this Article VII in entering into this Agreement;

(K)         Such Party has not granted to any third party rights that would be inconsistent with the rights granted to the other Party by this Agreement;

(L)         Such Party has all requisite licenses to do and perform all acts and receive all fees as contemplated by this Agreement; and

(M)         None of its principals has been convicted of any felony, or convicted of any misdemeanor involving moral turpitude (including fraud), or entered a plea of nolo contendere in connection with any felony or any such misdemeanor.

7.2           Representations and Warranties of the Sub-Manager. Sub-Manager hereby represents and warrants to, and agrees with, Manager as follows:

(A)         The staff and employees of Sub-Manager and its Affiliates have the skills, knowledge of and expertise in property selection, acquisitions/development, financing, asset and property management, and dispositions as to perform their respective duties and obligations hereunder; and

(B)         Sub-Manager is sophisticated in hospitality management, has been granted access to such financial and other material information concerning TRS, the other Party and the other Party’s Affiliates, and their respective current and anticipated operations and such due diligence materials as it deems necessary or advisable, as it has requested or may require in connection with this Agreement (including an advance of expenses that may be reimbursed), is able, either directly or through its agents and representatives, to evaluate such information and any due diligence materials provided or made available to it from time to time hereunder;

ARTICLE VIII

Term and Termination

8.1          Term. This Agreement shall be coterminous with, and have the same meaning as set forth in, the Management Agreement.

8.2         Termination. :

(A)         If TRS’s right to terminate the Management Agreement pursuant to Section 6.03 of the Management Agreement becomes exercisable, then Manager shall have the right to terminate this Agreement upon thirty (30) days written notice to Sub-Manager;

(B)         This Agreement may be terminated by Manager, if Sub-Manager materially breaches this Agreement; provided, however, that Sub-Manager shall have 30 calendar days after the receipt of notice of such breach from Manager to cure such breach;

(C)         This Agreement may be terminated by Manager, as a result of any fraud, criminal conduct, gross negligence or willful misconduct by Sub-Manager or any Affiliate thereof in any action or failure to act undertaken by such person or entity pertaining to or having a detrimental effect upon the ability of Manager or Sub-Manager to perform their respective duties hereunder; provided, however, that Sub-Manager does not cure any such act within 30 calendar days after the receipt of notice of such act (or at such later time as may be stated in the notice) from Manager; or

(D)         This Agreement may be terminated by either Party, if the other Party (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the other Party or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors under applicable state law; or

(E)         This Agreement may be terminated by either Party, if: (1) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect has been commenced against the other Party, and such case has not been dismissed within 60 days after the commencement thereof; or (2) a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) has been appointed for the other Party or has taken possession of the other Party or any substantial part of its property, and such appointment has not been rescinded or such possession has not been relinquished within 60 days after the occurrence thereof.

8.3         Survival. The rights of both Manager and Sub-Manager shall survive any termination of this Agreement as if the termination had occurred under the Management Agreement with Manager entitled to the rights as owner thereunder and Sub-Manager as manager thereunder.

ARTICLE IX

Indemnification and Limitation of Liability

Manager agrees that it will indemnify the other Management Company Indemnified Parties with respect to any Harms incurred by them that are indemnifiable under the Management Agreement, to the extent that TRS fails to provide such indemnification. Sub-Manager agrees that it will indemnify Manager for any indemnification obligation that Manager incurs pursuant to the Management Agreement, to the extent that the indemnifiable Harm is the result of action or inaction by Sub-Manager and/or its Affiliates pursuant to its actions in Manager’s stead pursuant to the terms of this Agreement. Both Parties agree that neither will take any action inconsistent with any limitation of liability or indemnification provisions set forth in the Management Agreement.

ARTICLE X

Miscellaneous

10.1       Breach of Covenant and Attorneys’ Fees. Manager and Sub-Manager and/or their Affiliates shall be entitled, in case of any breach of this Agreement by the other party or others claiming through it, to injunctive relief and to any other right or remedy available at law or in equity. In the event any action or proceeding is commenced to obtain a declaration of rights hereunder or to enforce any provision of this Agreement, or to seek rescission of this Agreement for Event of Default or any other relief in connection with this Agreement, whether legal or equitable, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees in addition to all other relief to which it may be entitled, whether or not such action is prosecuted to judgment. If either party to this Agreement is required to initiate or defend litigation with a third party because of the violation by the other party of any provision of this Agreement, then such party shall be entitled to reasonable attorneys’ fees and all other reasonable costs incurred in connection with such action from the other party.

10.2       Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Manager or Sub-Manager is required, such consent or approval shall not be unreasonably withheld, conditioned, or delayed.

10.3      Applicable Law. This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located.

10.4       Headings. Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

10.5      Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

To Manager:

American Realty Capital Hospitality Properties, LLC

c/o American Realty Capital

405 Park Avenue

New York, New York 10022

Attention: Jonathan P. Mehlman

with a copy to:

American Realty Capital

405 Park Avenue

New York, New York 10022

Attention: Jesse C. Galloway

To Sub-Manager:

Crestline Hotels & Resorts, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attn: General Counsel

with a copy to:

Crestline Hotels & Resorts, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attn: Chief Executive Officer

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

10.6      Equity and Debt Offerings. Neither Manager nor Sub-Manager (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering, offering circular, or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a participant or sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the issuing party’s obligations in connection with such offering or for the Prospectus, and the Prospectus shall affirmatively so state. The issuing party shall not include any proprietary mark or proprietary materials of the non-issuing party and shall not include a summary of this Agreement without prior written consent of the non-issuing party. The Prospectus shall further disclose that the non-issuing party has made no representations, warranties, or guarantees whatsoever with respect to any of contents of or the materials contained in the Prospectus or the Prospectus itself. The issuing party shall only make use of any forecasts, annual plans or projections prepared in the issuing party’s name (or the names of any of the issuing party’s affiliates). The issuing party shall indemnify, defend, and hold harmless the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein.

10.7       Estoppel Certificates. Sub-Manager will, at any time and from time to time within fifteen (15) days of the request of Manager or TRS or a Qualified Lender, execute, acknowledge, and deliver to the other party and such Qualified Lender, if any, a certificate certifying:

(A)         That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

(B)         The dates, if any, on which the distributions of Operating Profit have been paid;

(C)         Whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

(D)         Such other matters as may be reasonably requested.

Any such certificates may be relied upon by any party to whom the certificate is directed.

10.8      Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

10.9      Confidentiality. Manager and Sub-Manager agree that the terms, conditions, and provisions set forth in this Agreement are strictly confidential. Further, Manager agrees to keep strictly confidential all proprietary materials of Sub-Manager and the parties agree to keep strictly confidential any information of a proprietary or confidential nature about or belonging to the other party, or to any Affiliate of such other party, to which such party gains or has access by virtue of the relationship between the parties. Except as disclosure may be required to obtain financing for the Hotel from a secured lender, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with any applicable legal requirements (including, as necessary, to obtain licenses, permits, and other public approvals required for the operation of the Hotel), each party shall make every effort to ensure that the information described in this Section 10.9 is not disclosed to any outside person or entities (including any announcements to the press) without the prior approval of the other party. It is understood and agreed that this Section 10.9 is not intended to prohibit or limit disclosure of the matters set forth in this Section 10.9 by Manager or Sub-Manager (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants, and representatives on a need to know basis, or (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its Affiliates’) shares are traded, or (iv) to the extent legally compelled by legal process. The obligations of this Section 10.9 shall survive any Termination of this Agreement.

10.10     No Party Deemed Drafter. Manager and Sub-Manager agree that (i) no party shall be deemed to be the drafter of this Agreement and (ii) in the event that his Agreement is ever construed by a court of law, such court shall not deem either party to be the drafter of this Agreement.

10.11     Proprietary Marks. During the Term of this Agreement, the name “Crestline,” whether used alone or in connection with other another word(s), and all proprietary marks (being all present and future trademarks, trade names, symbols, logos, insignia, service marks, and the like) of Sub-Manager or any one of its Affiliates, whether or not registered (“Proprietary Marks”) shall in all events remain the exclusive property of Sub-Manager and its Affiliates. Manager shall have no right to use any Proprietary Mark, except during the Term of this Agreement and solely in connection with the Hotel. Any signage installed using any Proprietary Mark shall at all times be in conformance with the specifications provided by Sub-Manager.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

MANAGER:

AMERICAN REALTY CAPITAL HOSPITALITY PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Jesse C. Galloway
Name: Jesse C. Galloway
Title: Authorized Signatory

SUB-MANAGER:

CRESTLINE HOTELS & RESORTS, LLC, a Delaware limited liability company

By:	/s/ James A. Carroll
Name: James A. Carroll
Title: President and CEO

EXHIBIT A

Hotel Legal Description

TOGETHER WITH Easements, Covenants and Agreements as set forth in a Warranty Deed from Stratford Restorations, Inc. to Stratford Development, LLC dated September 25, 1997 and recorded in Volume 1315 at Page 331 of the Stratford Land Records; and as set forth in a certain Agreement by and between Stratford Restorations, Inc. and Stratford Development, LLC dated September 25, 1997 and recorded September 25, 1997 in Volume 1315 at Page 342 of the Stratford Land Records; and as set forth in a certain deed from Stratford Restorations, Inc. to Friend-Stratford, LLC dated July 31, 1998 and recorded in Volume 1405 at Page 65 of the Stratford Land Records.

EXHIBIT B

Management Agreement